Exhibit 99.1
PRESS RELEASE
London, February 12, 2009.      Turquoise Cards Backed Securities Plc. announced today that it will file a Form 15F with the United States Securities and Exchange Commission (the ‘SEC”) terminating its duty to file or furnish reports to the SEC pursuant to section 15(d) of the United States Securities Exchange Act of 1934 in respect of the following series and classes of notes that it has outstanding: Series 2006-2 Class A, Series 2006-2 Class B, Series 2006-2 Class C, Series 2007-1 Class A, Series 2007-1 Class B and Series 2007-1 Class C.